Exhibit 10.8
AMENDED AND RESTATED
FIRST NIAGARA BANK AND FIRST NIAGARA FINANCIAL GROUP, INC.
DIRECTORS DEFERRED FEES PLAN
ARTICLE I
BACKGROUND, PURPOSE, AND EFFECTIVE DATE
Section 1.01 Background and Purpose of the Plan; Certain Definitions
First Niagara Bank (formerly Lockport Savings Bank) (the “Bank”), established the First Niagara Bank Directors Deferred Fees Plan (formerly Lockport Savings Bank Trustees Deferred Fees Plan) to allow members of its Board of Directors (formerly known as Trustees) the opportunity to defer payment of all or portions of the fees they receive for serving as Directors. The Bank reorganized from a mutual savings bank to a stock form of organization on April 20, 1998 (the “Reorganization”). Upon completion of the Reorganization, Bank became a wholly-owned subsidiary of First Niagara Financial Group, Inc. (“FNFG”). The Plan has been amended and restated, effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder.
As used in this Agreement, the term “Company” shall mean (i) Bank with respect to a member of the Board of Directors of Bank and (ii) FNFG with respect to a member of the Board of Directors of FNFG. Further, “Director” shall mean an individual who is either a member of the Board of Directors of Bank or FNFG. Unless the context would clearly indicate otherwise, references to a Director under this Agreement shall also mean a Trustee of Lockport Savings Bank who served as a Trustee prior to the effective date of the Reorganization.
Section 1.02 Effective Date and Term
The Plan was originally effective August 18, 1992. The Plan was amended and restated, effective April 20, 1998, and is further amended and restated effective January 1, 2005. The Plan shall continue until such time as it is terminated by resolution of the Board of Directors of Bank in accordance with Article V.
ARTICLE II
CONTRIBUTIONS
Section 2.01 Deferred Fees
a. Initial Election. Each participating Director of the Company shall have the right to elect to defer the receipt of all or any part of the compensation to which such Director would otherwise be entitled as director’s fees or committee fees, in which the Company shall credit the Director’s Deferred Fee Account, as herein defined, with such deferred compensation to be payable at the time or times and in the manner herein stated. Each new Director electing to defer the receipt of compensation shall execute and deliver to the Company a “Deferral Election Form,” in the form attached hereto as Exhibit A within thirty (30) days from the date in which the Director becomes eligible to participate in the Plan. For other Directors who are eligible to participate in the Plan and deliver to the Company an executed Deferral Election Form after the thirty (30) day period following their initial eligibility, such Deferral Election Form shall apply to services performed in the Plan Year next following the year in which the Company receives the executed Deferral Election Form from the Director.

b. Changes in Election. An election to defer compensation shall continue in effect until changed or revoked. All changes and revocations shall be made in writing in the form of Notice of Adjustment of Deferral attached hereto as Exhibit B. Such notice shall be effective upon the January 1st of the year stated therein provided the form is executed and delivered to the Company by December 15th of the previous calendar year.
c. Restricted Stock Units (“RSUs”). Directors may elect before the beginning of any Plan Year to receive a grant of restricted stock units (RSUs) under the Company’s Amended and Restated 2002 Long-Term Incentive Stock Benefit Plan (the “Stock Plan”) (or any successor plan) instead of an annual grant of restricted stock for the upcoming year. Such elections shall be made in the form attached hereto as Exhibit E. Dividend equivalent units (“DEUs”) earned on RSUs shall be accumulated and added to the RSUs.
ARTICLE III
ACCOUNT AND INVESTMENT
Section 3.01 The Deferred Fees Account
a. Maintenance of the Account. The Company shall maintain for each Director who has elected to defer fees pursuant to Section 2.01 an account (the “Deferred Fees Account”) to which it shall credit all amounts allocated thereto in accordance with Section 2.01. RSUs shall be separately accounted for. Each Director’s Deferred Fees Account shall be adjusted no less often than monthly to reflect the net market value of assets in the Deferred Fees Account under Section 2.01 and pursuant to Section 3.02. Such adjustments shall be made until no amounts remain in the Account.
b. Neither RSUs nor Deferred Fees Accounts shall constitute a trust or escrow fund.
c. Each Director’s interest in his or her Deferred Fees Account RSUs and DEUs is limited to the right to receive payments under this Plan, and the Director’s position is that of a general unsecured creditor of the Company.
Section 3.02 Power to Invest
a. All RSUs and DEUs shall be deemed invested in Company stock. The Company shall invest all other amounts in the Deferred Fees Account. Amounts in the Deferred Fees Account shall be invested in equity securities, fixed income securities, money market accounts and cash, in the sole discretion of the Company. The Company in its sole discretion may permit a Director to designate that the amounts represented by his or her Deferred Fees Account be invested in such particular investments that the Company shall from time to time provide as permitted investments under the Plan, including investments in the common stock of FNFG. Notwithstanding the foregoing, in all cases any investment shall be in property and securities eligible for investment by savings banks under the New York Banking Law.

b. Any change in net market value of assets in the Deferred Fees Account shall be reflected in the Deferred Fees Account on a monthly basis.
c. The Company shall not be liable to the Director or his or her beneficiary for any loss or other claim arising out of its investment policy except for that caused by its gross negligence or willful misconduct.
Section 3.03 Vesting
a. RSUs and DEUs shall vest on the last day of the calendar year for which they are awarded.
b. At all times a Director shall have a 100% nonforfeitable right to all other amounts credited to his or her Deferred Fees Account; provided that neither a Director nor his or her Beneficiary shall be entitled to receive any amount in the Director’s Deferred Fees Account if it is determined at any time that such Director engaged in a dishonest act in the Director’s relationship with the Company.
ARTICLE IV
BENEFITS
Section 4.01 Upon Cessation of Service as Director
a. Payment of Benefits. Following a Director’s cessation of service as Director for any reason other than death (the date of which shall be referred to as the “Date of Cessation”), the Company shall pay to Director the value of the RSUs, DEUs and the Deferred Fees Account (the “Benefits”), including adjustments that continue to be made pursuant to Article III, in a number of substantially equal annual payments, as elected by a Director. The most recent payment schedule elected by the Director shall apply to all Benefits hereunder, provided that such election was made in accordance with all applicable laws.
b. Separation from Service. Notwithstanding the foregoing, with respect to employee-Directors, Cessation of Service as used herein shall mean “Separation from Service” as defined in Code Section 409A, and the Treasury Regulations promulgated thereunder, provided, however, that the Company and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period. With respect to non-employee-Directors, Cessation of Service as used herein shall mean “Separation from Service” as defined in Code Section 409A, and the Treasury Regulations promulgated thereunder, and that such Director no longer serves on the Board of the Company, the Company’s subsidiaries, or any member of a controlled group of corporations with the Company within the meaning of Treasury Regulation §1.409A-1(a)(3).

Section 4.02 Upon Death
a. Prior to Commencement of Payment of Benefits. In the event of a Director’s death prior to the commencement of payment of the Benefit under Section 4.01, the Company shall pay the Benefits to the Director’s Beneficiary, in a single lump sum payment or in that number of substantially equal annual payments beginning the first day of the calendar year after the Director’s death as the Director elected. The most recent payment schedule elected by the Director shall apply to all Benefits hereunder, provided that such election was made in accordance with all applicable laws.
b. After Commencement of Payment of Benefits. In the event of a Director’s death after commencement of the payment of Benefits under Section 4.01, the Company shall continue payment of the remaining balance of the Benefits to the Director’s Beneficiary in the same manner and at the same times as if the Director had not died.
Section 4.03 Unforeseeable Emergency
a. In the case of an unforeseeable emergency, as defined below, a Director may submit a written request to the Company for (1) a cessation of deferrals under this Plan and a distribution of all or a part of his or her Benefits prior to the date Benefits otherwise would be payable, or (2) an acceleration of the payment of installment payments which have already begun. Withdrawals or acceleration because of an unforeseeable emergency shall be permitted only to the extent reasonably necessary to satisfy the emergency.
b. An unforeseeable emergency is a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, the Director’s Beneficiary, or the Director’s dependent (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Director’s property due to a casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director which shall include the need to pay for medical expenses and the need to pay the funeral expenses of the Director’s spouse, a Beneficiary, or a dependent (as defined above).
Section 4.04 Grandfathered Deferrals
With respect to amounts deferred and interest earned on the amounts deferred on or before December 31, 2004, the Company, in its sole discretion, may pay out the undisbursed portion of such deferred compensation, together with interest thereon, in a lump sum at any time, provided, however, that the Company shall not have the discretion to pay out amounts deferred on or after January 1, 2005, or interest on amounts deferred on or after January 1, 2005, except in accordance with the terms of the Director’s written election entered into at the time of deferral or in accordance with Section 5.01 hereof.

Section 4.05 Election to Change Time and Form of Payment of Benefit
Notwithstanding anything in the Plan to the contrary, a Director who previously filed a deferral election with the Company may elect to change the time and form of payment to another permissible time and form of payment by filing with the Company a Transition Year Election Form, attached hereto as Exhibit D, provided that such election is made by December 31, 2008.
ARTICLE V
PARTIAL OR COMPLETE TERMINATION
Section 5.01 Partial or Complete Termination
a. Partial Termination. The Company may partially terminate the Plan by freezing future accruals if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company.
b. Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Company shall pay out to each Director his or her benefit as if the Director had terminated service on the Board of Directors as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:
1. The Company may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Director’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
2. The Company may terminate the Plan within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company are terminated so that the Director and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.
3. The Company may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all arrangements sponsored by the Company that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Director covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Company participated in both arrangements, at any time within three years following the date of termination of the arrangement.

Section 5.02 No Reduction
No partial or complete termination shall operate to adversely affect the Benefits otherwise available to a Director if the Director had ceased being a Director as of the effective date of such amendment, suspension, or termination. Any Benefits determined as of such date shall continue to be adjusted for net market value of assets as provided in Article III and payable as provided in Article IV.
ARTICLE VI
MISCELLANEOUS PROVISIONS
Section 6.01 Beneficiary
“Beneficiary” shall mean any one or more persons, corporation or trusts, or any combination thereof, last designated by a Director to receive the Benefits provided under this Plan. Any designation made hereunder shall be made in writing by filing the Beneficiary Designation Form, attached hereto as Exhibit C, with the Company at its principal office. If the Company in its sole discretion, determines that there is not a valid designation, the Beneficiary shall be the executor or administrator of the Director’s estate.
Section 6.02 Nonassignability
The interest of any person under this Plan (other than the Company) shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment or encumbrance, or to the claims of creditors of such person, and any attempt to effectuate any such actions shall be void.
Section 6.03 Interest of Director
The Director and any Beneficiary shall be, in respect to the RSUs, DEUs and Deferred Fees Account and any Benefits to be paid, and remain simply a creditor of the Company in the same manner as any other creditor having a general claim for compensation, if and when the Director’s or Beneficiary’s rights to receive payments shall mature and become payable. At no time shall the Director be deemed to have any right, title or interest, legal or equitable, in any asset of the Company, including, but not limited to, any investments which represent amounts credited to the RSUs, DEUs or Deferred Fees Account.

Section 6.04 Taxes
Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.
Section 6.05 Exclusivity of Plan
This Plan is intended solely for the purpose of deferring fees to the Director to the mutual advantage of the parties. Nothing contained in this Plan shall in any way affect or interfere with the right of a Director to participate in any other benefit plan in which he or she may be entitled to participate.
Section 6.06 No Right to Continued Service
This Plan shall not confer any right to continued service on a Director.
Section 6.07 Notice
Each notice and other communication to be given pursuant to this Plan shall be in writing and shall be deemed given only when (a) delivered by hand, (b) transmitted by facsimile (fax), (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the Company at its principal office and to a Director at the last known address of such Director (or to such other address or fax number as a party may specify by notice given to the other party pursuant to this Section).
Section 6.08 New York Law Controlling
This Plan shall be construed in accordance with the laws of the State of New York.
Section 6.09 Binding on Successors
This Plan shall be binding upon the Directors, Bank and FNFG, their heirs, successors, legal representatives and assigns.

Section 6.10 Acceleration of Payments
Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Company, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Director to the Company; (vii) in satisfaction of certain bona fide disputes between the Director and the Company; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

      IN WITNESS WHEREOF, the Company and the Bank have signed this Plan on the dates set forth below.

FIRST NIAGARA BANK
December 8, 2008	By:	/s/ Sharon D. Randaccio
Date		Sharon D. Randaccio
Chair, Compensation Committee

FIRST NIAGARA FINANCIAL GROUP, INC.
December 8, 2008	By:	/s/ Sharon D. Randaccio
Date		Sharon D. Randaccio
Chair, Compensation Committee